As filed with the Securities and Exchange Commission on March 17, 2006
                                         Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

CENTURY CASINOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1271317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1263 Lake Plaza Drive, Suite A
Colorado Springs, Colorado 80906
(719) 527-8300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Century Casinos, Inc. 2005 Equity Incentive Plan
(Full title of plan)

Larry Hannappel
Senior Vice President, Secretary and Treasurer
1263 Lake Plaza Drive, Suite A
Colorado Springs, Colorado 80906
(719) 527-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________

Calculation of Registration Fee

Title of securities To be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	2,000,000 shares	$8.85	$17,700,000	$1,893.90

1     This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

2     Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported on the NASDAQ Capital Market on
March 10, 2006 pursuant to Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Century Casinos, Inc. incorporates by reference the following documents filed with the Securities and Exchange Commission:

•
Our annual report on Form 10-K, filed March 10, 2006, which contains audited financial statements for our fiscal year ended December 31, 2005, the latest fiscal year for which such statements have been filed.

•	All our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year ended December 31, 2005.

•	The description of our common stock contained in our Current Report on Form 8-K filed July 11, 2005.

•	The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed May 7, 1999.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Corporate Secretary
Century Casinos, Inc.
1263 Lake Plaza Drive, Suite A
Colorado Springs, Colorado 80906
(719) 527-8300

All the reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all of the shares of common stock offered have been sold or which deregisters all shares of the common stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this registration statement from the date of filing of the documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, and in some cases must, indemnify any person made a party to any action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by such person as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if, in either type of action, the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. We may not indemnify any person in connection with a derivative action for matters as to which he or she is adjudged to be liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses. Our certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the full extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

We have entered into employment agreements with each of our co chief executive officers that provide that, so long as the executive is not found by a court of law to be guilty of a willful and material breach of the agreement or to be guilty of willful gross misconduct, we will indemnify the executive from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceedings or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and selected by the employee) incurred by the executive and arising out of, in connection with, or based upon the executive’s services and the performance of his duties pursuant to the agreements whether or not resulting in any such liability. The agreements also provide that we will reimburse the executive as and when incurred for any reasonable legal or other expenses incurred by the executives in connection with investigating or defending against any such loss, claim, damage, liability, action, proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto, whether or not the executive is a defendant in or target of such action, proceeding or investigation. We also carry directors’ and officers’ liability insurance pursuant to which all of our officers and directors may be reimbursed for any losses or expenses they incur in connection with their service as officers or directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.	Description and Method of Filing
Exhibit 5.1	Opinion of Faegre & Benson LLP.
Exhibit 10.1	Century Casinos, Inc. 2005 Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s definitive proxy statement filed on May 12, 2005).
Exhibit 23.1	Consent of Grant Thornton, LLP, independent registered public accounting firm.
Exhibit 23.2	Consent of PricewaterhouseCoopers Inc., independent auditor.
Exhibit 23.3	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).

Item 9.  Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports we file with or furnish to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on March 17, 2006.

Century Casinos, Inc.
By	/s/ Erwin Haitzmann Erwin Haitzmann, Chairman of the Board, Co Chief Executive Officer and Director (Co Principal Executive Officer)
By	/s/ Peter Hoetzinger Peter Hoetzinger, Vice Chairman of the Board, Co Chief Executive Officer, President, and Director (Co Principal Executive Officer)
By	/s/ Larry Hannappel Larry Hannappel, Senior Vice President, Secretary & Treasurer (Principal Financial Officer)
By	/s/ Ray Sienko Ray Sienko, Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Date: March 17, 2006                    /s/ Erwin Haitzmann
Erwin Haitzmann, Chairman of the Board,
                                    Co Chief  Executive Officer and Director (Co Principal Executive Officer)

Date: March 17, 2006                    /s/ Peter Hoetzinger
Peter Hoetzinger, Vice Chairman of the Board, Co Chief Executive Officer,
President, and Director (Co Principal Executive Officer)

Date: March 17, 2006                    /s/ Larry Hannappel
Larry Hannappel, Senior Vice President, Secretary & Treasurer (Principal Financial Officer)

Date: March 17, 2006                    /s/ Ray Sienko
Ray Sienko, Chief Accounting Officer (Principal Accounting Officer)

Date: March 17, 2006                    /s/ Robert S. Eichberg
Robert S. Eichberg, Director

Date: March 17, 2006                    /s/ Gottfried Schellmann
Gottfried Schellmann, Director

Date: March 17, 2006                    /s/ Dinah Corbaci
Dinah Corbaci, Director

Exhibit Index

Exhibit No.	Description and Method of Filing
Exhibit 5.1	Opinion of Faegre & Benson LLP.
Exhibit 10.1	Century Casinos, Inc. 2005 Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s definitive proxy statement filed on May 12, 2005).
Exhibit 23.1	Consent of Grant Thornton, LLP, independent registered public accounting firm.
Exhibit 23.2	Consent of PricewaterhouseCoopers Inc., independent auditor.
Exhibit 23.3	Consent of Faegre & Benson LLP (Included in Exhibit 5.1).